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                                                                     EXHIBIT 3.2

                               State of Delaware
                        Office of the Secretary of State

        I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "ABGENIX, INC.", FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF DECEMBER, A.D. 1997, AT 4:30 O'CLOCK P.M.


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                         CERTIFICATE OF DESIGNATIONS OF
                            SERIES A PREFERRED STOCK,
                          SERIES B PREFERRED STOCK AND
                            SERIES C PREFERRED STOCK
                                OF ABGENIX, INC.


        Abgenix, Inc., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the Delaware General Corporation Law, does hereby make this Certificate of Designations and does hereby state and certify that, pursuant to the authority expressly vested in the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors has duly adopted the following resolutions:

        RESOLVED, that pursuant to Article FOURTH of the Certificate of Incorporation, which authorizes 20,000,000 shares of Preferred Stock, $0.0001 par value (the "Preferred Stock"), the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions, of the several series of Preferred Stock.

        RESOLVED FURTHER, that each share of each such series of Preferred Stock shall be subject to the following provisions:

        1. Number and Designation. 5,396,667 shares of the Preferred Stock shall be designated as Series A Preferred Stock ("Series A"), 3,385,000 shares of the Preferred Stock shall be designated as Series B Preferred Stock ("Series B") and 160,000 shares of the Preferred Stock shall be designated as Series C Preferred Stock ("Series C").

        2. Rights, Preferences, Privileges and Restrictions. The rights, preferences, privileges and restrictions of the Series A, the Series B and the Series C are as follows:

               2.1 Dividend Provisions. The holders of the Corporation's shares of Series A, Series B and Series C shall be entitled to receive, on an equal basis, dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rate of $0.48, $0.52 and $0.64 per share per annum, respectively, or, if greater (as determined on a per annum basis and on an as converted basis for the Preferred Stock), an amount equal to that paid on any other outstanding shares of the Corporation. Such dividends shall be payable when, as and if declared by the Corporation's Board of Directors, and shall not be cumulative, and no right shall accrue to holders of Common Stock or Preferred Stock by reason of the fact that divi dends on said shares are not declared in any prior period. In the event that the Board of Directors of the Corporation declares a dividend, the amount of which is insufficient to permit payment of the full


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aforesaid dividends, such dividends will be paid ratably to each holder in proportion to the dividend amounts to which each holder of Series A, Series B and Series C is entitled.

               2.2 Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, distributions to the shareholders of the corporation shall be made in the following manner:

                      (a) Series B Preference. The holders of Series B shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series C, Series A and Common Stock by reason of their ownership thereof, an amount equal to $6.50 per share, plus an additional amount equal to any declared but unpaid dividends on such share up to the date fixed for distribution (the "Series B Preference"). If, upon the occurrence of such event, the assets and funds distributed are insufficient to permit the payment of the Series B Preference, the entire assets and funds legally available for distribution shall be distributed ratably among the holders of the Series B.

                      (b) Series A Preference. The holders of Series A shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series C and Common Stock by reason of their ownership thereof, an amount equal to $6.00 per share, plus an additional amount equal to any declared but unpaid dividends on such share up to the date fixed for distribution (the "Series A Preference"). If, upon the occurrence of such event, the assets and funds dis tributed are insufficient to permit the payment of the Series A Preference, the entire assets and funds legally available for distribution shall be distributed ratably among the holders of the Series A.

                      (c) Series C Preference. The holders of Series C shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount equal to $8.00 per share, plus an additional amount equal to any declared but unpaid dividends on such share up to the date fixed for distribution (the "Series C Preference"). If, upon the occurrence of such event, the assets and funds dis tributed are insufficient to permit the payment of the Series C Preference, the entire assets and funds legally available for distribution shall be distributed ratably among the holders of the Series C.

                      (d) Remaining Assets. After payment or setting apart of payment of the Series A, Series B and Series C Preferences, the holders of Series A, Series B and Common Stock shall be entitled to receive the remaining assets of the corporation pro rata based upon the number of shares of Common Stock and Common Stock into which the shares of Series A and Series B could be converted at the time the remaining assets are distributed.

                      (e) Mergers.

                           (i) A merger, reorganization, or sale of all or
substantially all of the assets of the Corporation in which the stockholders of the Corporation immediately prior to the trans action possess less than 50% of the voting power of the surviving entity (or its parent) immediately after the transaction shall be deemed to be a liquidation, dissolution or winding up within the meaning of this


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Section 2.2; provided that the holders of Preferred Stock and Common Stock shall be paid in cash or in securities received or in a combination thereof (which combination shall be in the same proportions as the consideration received in the transaction).

                           (ii) Any securities to be delivered to the holders of
the Preferred Stock and Common Stock upon merger, reorganization or sale of substantially all the assets of the Corporation shall be valued as follows:

                                (A) Securities which are not subject to
investment letter or other similar restrictions on free marketability covered by
(B) below:

                                    (1) if traded on a securities exchange or
through NASDAQ-NMS, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three
(3) business days prior to the closing;

                                    (2) if actively traded over-the-counter, the
value shall be deemed to be the average of the closing bid prices (or closing sales prices, whichever is applicable) over the 30-day period ending three (3) business days prior to the closing; and

                                    (3) if there is no active public market, the
value shall be the fair market value thereof as mutually determined by the Corporation and the holders of not less than a majority of the outstanding shares of Preferred Stock, provided that if the Corporation and the holders of a majority of the outstanding shares of Preferred Stock are unable to reach agreement, then by independent appraisal by an investment banker hired and paid by the Corporation, but acceptable to the holders of a majority of the outstanding shares of Preferred Stock.

                                (B) The method of valuation of securities
subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stock holder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                           (iii) In the event the requirements of this Section
2.2(e) are not complied with, this corporation shall forthwith either:

                                (A) cause such closing to be postponed until
such time as the requirements of this Section 2.2(e) have been complied with; or

                                (B) cancel such transaction, in which event the
rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2.2(e)(iv) hereof.


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                           (iv) The Corporation shall give each holder of record
of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2.2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                           (v) The provisions of this Section 2.2(e) are in
addition to the protective provisions of Section 2.5 hereof.

               2.3 Conversion. The holders of Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                      (a) Right to Convert. Each share of Preferred Stock shall be convertible into share(s) of Common Stock without the payment of any additional consideration by the holder thereof and, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock. Each share of Preferred Stock shall be convertible into the number of fully paid and nonassessable shares of Common Stock which results from dividing the Conversion Price (as hereinafter defined) per share in effect for such series of Preferred Stock at the time of conversion into the per share Conversion Value (as hereinafter defined) of such series. The initial Conversion Price per share of Series A, Series B and Series C shall be $6.00, $6.50 and $8.00, respectively, and the Conversion Value per share of the Series A, Series B and Series C shall be $6.00, $6.50 and $8.00, respectively. The initial Conversion Price of Series A, Series B and Series C shall be subject to adjustment from time to time as provided below. The number of shares of Common Stock into which a share of Series A, Series B and Series C is convertible is hereinafter referred to as the "Conversion Rate" of such series.

                      (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at its then effective Conversion Rate (i) immediately upon the closing of a bona fide, firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock where the public offering price equals or exceeds $11.00 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) and the aggregate gross proceeds raised equals or exceeds $15,000,000, (ii) in the case of the Series A, the date upon which the Corporation obtains the consent of the holders of a majority of the shares of Series A then outstanding, voting as a class, (iii) in the case of the Series B, the date upon which the Corporation obtains the consent of the holders of a majority of the shares of Series B then outstanding, voting as a class or (iv) in the case of the Series C,


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the date upon which the Corporation obtains the consent of the holders of a majority of the shares of Preferred Stock then outstanding.

                      (c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate(s) therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock and shall give written notice to the Corporation at such office that such holder elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to
Section 2.3(b) hereof). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock certificate(s) for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted (except that in the case of an automatic conversion pursuant to Section 2.3(b) hereof such conversion shall be deemed to have been made immediately prior to the clos ing of the offering referred to in Section 2.3(b)) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                      (d) Fractional Shares. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of such series of Preferred Stock as determined by the Board of Directors of the Corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock of each holder to be converted at such time into Common
Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                      (e) Adjustment of Conversion Price. The Conversion Prices of each series of Preferred Stock, as applicable, shall be subject to adjustment from time to time as follows:

                           (i) If the Corporation shall issue any Common Stock
other than "Excluded Stock," as defined below, for a consideration per share less than the Conversion Price of a series of Preferred Stock in effect immediately prior to the issuance of such Common Stock (excluding stock dividends, subdivisions, split-ups, combinations, dividends or recapitalizations which are covered by Section 2.3(e)(iii), (iv), (v) and (vi)), the Conversion Price of such series of Preferred Stock in effect immediately after each such issuance shall forthwith (except as provided in this Section 2.3(e)) be adjusted to a price equal to the quotient obtained by dividing:

                                (A) an amount equal to the sum of

                                    (x) the total number of shares of Common
Stock outstanding (including any shares of Common Stock issuable upon conversion of the Preferred Stock, or deemed to have been issued pursuant to subdivision
(3) of this clause (i) and to clause (ii) below)


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immediately prior to such issuance multiplied by the Conversion Price of the relevant series of Preferred Stock in effect immediately prior to such issuance, plus

                                    (y) the consideration received by the
Corporation upon such issuance, by

                                (B) the total number of shares of Common Stock
outstanding (including any shares of Common Stock issuable upon conversion of the Preferred Stock or deemed to have been issued pursuant to subdivision (3) of this clause (i) and to clause (ii) below) immediately prior to such issuance plus the additional shares of Common Stock issued in such issuance (not including any additional shares of Common Stock deemed to be issued as a result of any adjustment in the Conversion Price resulting from such issuance).

        For purposes of any adjustment of the Conversion Price of the relevant series of Preferred Stock pursuant to this clause (i), the following provisions shall be applicable:

                                    (1) In the case of the issuance of Common
Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any discounts or commissions paid or incurred by the Corporation in connection with the issuance and sale thereof.

                                    (2) In the case of the issuance of Common
Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors of the Corporation, in accordance with generally accepted accounting treatment; provided, however, that if, at the time of such deter mination, the Corporation's Common Stock is traded in the over-the-counter market or on a national or regional securities exchange, such fair market value as determined by the Board of Directors of the Corporation shall not exceed the aggregate "Current Market Price" (as defined below) of the shares of Common Stock being issued.

                                    (3) In the case of the issuance of (i)
options to purchase or rights to subscribe for Common Stock (other than Excluded Stock), (ii) securities by their terms con vertible into or exchangeable for Common Stock (other than Excluded Stock), or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities:

                                (A) the aggregate maximum number of shares of
Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (1) and (2) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;



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                                (B) the aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such con vertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (1) and (2) above);

                                (C) on any change in the number of shares of
Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change, as the case may be, been made upon the basis of such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

                                (D) on the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the con version or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

                           (ii) "Excluded Stock" shall mean:

                                (A) all shares of Common Stock issued and
outstanding on the date this document is filed with the Delaware Secretary of State;

                                (B) all shares of Series A, Series B and Series
C (including warrants exercisable for shares of Series A and notes convertible into Series A) and the Common Stock into which such shares of Series A, Series B and Series C (including warrants exercisable for shares of Series A and notes convertible into Series A) are convertible;

                                (C) up to 2,219,633 shares of Common Stock (net
of any expirations or cancellations), warrants or options to purchase Common Stock or other securities issued


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to officers, directors, consultants or employees of the Corporation pursuant to any plan or arrangement approved by the Board of Directors of the Corporation;

                                (D) all shares of Common Stock, warrants or
options to purchase Common Stock or other securities issued, upon the approval of the Board of Directors of the Corporation, pursuant to agreements to license technology; and

                                (E) up to 25,000 shares of Common Stock issuable
by the Corporation pursuant to the License Agreement between the Corporation and Ronald J. Billing, M.D. dated February 1, 1997.

        All outstanding shares of Excluded Stock (including any shares issuable upon conversion of the Preferred Stock) shall be deemed to be outstanding for all purposes of the computations of Section 2.3(e)(i) above.

                           (iii) If the number of shares of Common Stock
outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of such series of Preferred Stock shall be increased in proportion to such increase of outstanding shares.

                           (iv) If the number of shares of Common Stock
outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price of each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of such series of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                           (v) In case the Corporation shall declare a cash
dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in each such case, the holders of shares of Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which each series of Preferred Stock is convertible.

                           (vi) In case, at any time after the date hereof, of
any capital reorganization, or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation


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is the continuing entity and which does not result in any change in the Common
Stock), or of the sale or other disposition of all or substantially all the properties and assets of the Corporation, the shares of Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition the holder had converted the holder's shares of Preferred Stock into Common Stock. The provisions of this clause (vi) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

                           (vii) All calculations under this Section 2.3 shall
be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

                           (viii)For the purpose of any computation pursuant to
this Section 2.3(e), the "Current Market Price" at any date of one share of Common Stock, shall be deemed to be the average of the highest reported bid and the lowest reported offer prices on the preceding business day as furnished by the National Quotation Bureau, Incorporated (or equivalent recognized source of quotations); provided, however, that if the Common Stock is not traded in such manner that the quotations referred to in this clause (viii) are available for the period required hereunder, Current Market Price shall be determined in good faith by the Board of Directors of the Corporation, but if challenged by the holders of more than 50% of the outstanding Preferred Stock, then as determined by an independent appraiser selected by the Board of Directors of the Corporation, the cost of such appraisal to be borne by the challenging parties.

                      (f) Minimal Adjustments. No adjustment in the Conversion Price need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

                      (g) No Impairment. With the consent of the majority of the outstanding shares of Preferred Stock, the Corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed here under by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 2.3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

                      (h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 2.3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall,


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upon written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate of such series at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversions of such holder's shares of Preferred Stock.

                      (i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

                      (j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                      (k) Notices. Any notice required by the provisions of this
Section 2.3 to be given to the holder of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation.

                      (l) Reissuance of Converted Shares. No shares of Preferred Stock which have been converted into Common Stock after the original issuance thereof shall ever again be reissued and all such shares so converted shall upon such conversion cease to be a part of the authorized shares of the Corporation.

        2.4 Voting Rights.

               (a) Except as otherwise required by law, the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock could be converted on the record date for the vote or consent of stock holders written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Preferred Stock shall be entitled to notice of any stock holders' meeting in accordance with the bylaws of the Corporation and upon any other matter submitted


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to a vote of stockholders, except those matters required by law to be submitted to a class vote. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one).

               (b) For so long as at least 250,000 shares of Series B remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series B), the holders of Series B, voting as a separate class, shall be entitled to elect one (1) member of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. The holders of Common Stock and Preferred Stock, voting together as a class, shall be entitled to elect all remaining members of the Board of Directors.

        2.5 Series A and Series B Protective Provisions. In addition to any other class vote that may be required by law, so long as at least 250,000 shares of Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A and Series B, each voting as a separate class:

                      (i) change the rights, preferences, privileges or restrictions of the Preferred Stock;

                      (ii) create a new class or series of shares having rights, preferences or privileges, or increase the number of authorized shares of any class or series having rights, preferences or privileges senior to or on parity with the Preferred Stock; or

                      (iii) amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation, any Certificates of Designations or Bylaws if such action would adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any Preferred Stock.

                      (iv) increase or decrease the authorized number of shares of Common Stock or Preferred Stock;

                      (v) sell, convey or otherwise dispose of all or a substantially all of its property or business, or merge into or effect a reorganization with any other corporation or effect any transfer or series of related transfers (other than a wholly owned subsidiary corporation) in which the stockholders of the Corporation immediately prior to the transaction possess less than 50% of the voting power of the surviving entity (or its parent) immediately after the transaction;

                      (vi) redeem any shares of Common Stock (other than pursuant to stock purchase agreements between the Corporation and any of its service providers giving the Corporation the right to repurchase shares upon the termination of services); or


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
                      (vii) pay or declare any dividend on any shares of Common Stock or Preferred Stock.

        2.6 Series C Protective Provisions. In addition to any other class vote that may be required by law, so long as at least 100,000 shares of Series C Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series C:

                      (i) change the rights, preferences, privileges or restrictions of the Series C Preferred Stock;


        2.7 Redemption.

               (a) Restriction on Redemption. The Corporation shall not have the right to redeem or otherwise acquire for value any or all of the Preferred Stock.

               (b) Redemption on Demand. In the event that holders of at least a majority of the then outstanding shares of Preferred Stock give written notice to the Corporation of a demand for redemption of their shares of Preferred Stock at any time after the four year anniversary of the date on which the first share of Series B was issued by the Corporation, the Corporation will, on the date 60 days after such notice is given (a "Redemption Date"), to the extent legally permitted, repurchase all shares of Preferred Stock by payment of the Redemption Price (as defined below) in three equal annual installments.

               (c) Redemption Price. The Redemption Price for the Series A, Series B and Series C shall be a per share amount equal to the Series A Preference, the Series B Preference and the Series C Preference, respectively.

               (d) Partial Redemption. In the event of any redemption of only a part of the then outstanding shares of Preferred Stock, the Corporation shall effect such redemption pro rata among each holder of Preferred Stock according to the aggregate number of outstanding shares of Preferred Stock held by each holder thereof.

               (e) Redemption Procedure. At least 20 days prior to the Redemption Date, written notice (the "Redemption Notice") shall be mailed, postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Preferred Stock, at the address last shown on the records of the Corporation for such holder or given by the holder to the Corporation for the purpose of notice or if no such address appears or is given, at the place where the principal executive office of the Corporation is located, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the corporation, in the manner and at the place designated, its certificate or certificates representing the shares to be


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
redeemed. Except as provided in Section 2.7(f), on or after the Redemption Date, each holder of Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon, subject to the provisions of Section 2.7(d), the aggregate Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

               (f) Effect of Redemption. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of such shares as holders of Preferred Stock (except the right to receive their respective Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares pro rata as described in Section 2.7(d). The shares of Preferred Stock not redeemed shall remain outstanding and be entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Preferred Stock, such funds will immediately be set aside for the redemption of the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed; provided that the holders of such Preferred Stock shall receive at least 10 days notice of such redemption.

               (g) Redemption Funding. On or prior to the Redemption Date, the Corporation shall deposit the Redemption Price of all shares of Preferred Stock designated for redemption in the Redemption Notice, with a bank or trust company located in the State of California having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Simultaneously, the Corporation shall deposit irrevocable instructions and authority to such bank or trust company to pay, on and after the date fixed for redemption or prior thereto, the Redemption Price of the Preferred Stock to the holders thereof, respectively, upon surrender of their certificates. Any money or notes deposited by the Corporation pursuant to this Section 2.7(g) for the redemption of shares which are thereafter converted into shares of Common Stock no later than the close of business on the last business day prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any money or notes deposited by the Corporation pursuant to this subsection remaining unclaimed at the expiration of six months following the Redemption Date shall thereafter be returned to the Corporation, provided that the stockholder to which such money would be payable hereunder shall be entitled, upon proof of its ownership of the Preferred Stock and payment of any bond requested by the Corporation, to receive such monies but without interest from the Redemption Date.

        2.8 Repurchase of Shares. In connection with repurchases by this Corporation of its Common Stock pursuant to its agreements with certain of the holders thereof, sections of the Delaware


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
General Corporation Law in respect of redemptions shall not apply in whole or in part with respect to such repurchases.

        RESOLVED FURTHER: that the President and the Assistant Secretary be, and hereby are, authorized and directed to take all necessary and appropriate actions to execute, acknowledge, file and record a Certificate of Designations in accordance with the foregoing resolutions and the provisions of Delaware law and to take such other actions, in the name of and on behalf of the Corporation, as may be necessary to carry out the purposes of the foregoing resolutions.

        3. That the authorized number of shares of Series A, Series B and Series C of the Corporation (that is the series created by this Certificate and the resolution set forth above) is 5,396,667, 3,385,000 and 160,000, respectively.

        4. That the foregoing Certificate of Designations has been duly approved by the required vote of the stockholders. The total number of outstanding shares entitled to vote with respect to the amendment is 4,416,667 shares of Series A, 3,267,685 shares of Series B and no shares of Series C. The number of shares voting in favor of this Certificate of Designations equaled or exceeded the vote required. The percentage vote required was a majority of the outstanding shares of Series A and a majority of the outstanding shares of Series B, each voting as a separate class.

        The undersigned further declare under penalty of perjury under the laws of the State of Delaware, that the matters set forth in this Certificate of Designations are true of their own knowledge. Executed at Fremont, California on December ___, 1997.


                                 /s/ R. SCOTT GREER
                                 --------------------------------------------
                                 R. Scott Greer, President



                                 /s/ RAYMOND M. WITHY
                                 --------------------------------------------
                                 Raymond M. Withy, Ph.D., Assistant Secretary


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